Exhibit 5
JACSON KELLY PLLC
1099 18th Street
Denver, Colorado 80202
October 14, 2008
Colorado Goldfields Inc.
10920 West Alameda Avenue, Suite 207,
Lakewood, Colorado 80226
Re:      S-1 Registration Statement
Ladies/Gentlemen:
          We have acted as counsel to Colorado Goldfields Inc. (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”), of a Registration Statement on Form S-1 (the “Registration Statement”) relating to the registration of up to 30,000,000 shares (the “Shares”) of common stock of the Company issuable pursuant to a Standby Equity Distribution Agreement, (the “SEDA”).
          This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the “Accord”) of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter is subject to and should be read in conjunction therewith. Additionally, our Opinion is based upon and subject to the qualifications, limitations and exceptions set forth in this letter.
          In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including, without limitation, the Articles of Incorporation and Bylaws, as restated or amended, of the Company; the resolutions adopted by the Board of Directors of the Company authorizing, approving and ratifying the preparation and filing of the Registration Statement; the Registration Statement; and the SEDA. In making all of our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and the delivery of all documents by any persons or entities other than the Company where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.
          As to various factual matters that are material to our Opinion, we have relied upon the factual statements set forth in an officer’s certificate of the Company and certificates of, and other information obtained from, public officials. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.
          Based upon and subject to the foregoing, we are of the Opinion that:
(1)	the Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and (b) has requisite corporate power and authority to carry on its business as described in the Registration Statement.

(2)	the Shares, when issued in accordance with the SEDA, will be validly issued, fully paid and non-assessable.
          We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement.
          Our Opinion is furnished for the benefit of the Company solely with regard to the Registration Statement, may be relied upon by the Company only in connection with the Registration Statement and may not otherwise be relied upon, used, quoted or referenced to by or filed with any other person or entity without our prior written permission.

Very truly yours,

/s/ Jackson Kelly PLLC

JACKSON KELLY PLLC